Exhibit (a)(1)(F)

New York Times—7.65” x 21” 1175 MacKenzie Partners, Inc. MayaType LLC (203) 659-0088 Description: IG Design Group PLC Tender Offer File: 1175-IGDesign 01/30/2020 Proof 5 4 This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entireties to the provisions of the Offer (as defined below). The Offer is made solely by the Offer to Purchase, dated January 31, 2020, and the related Letter of Transmittal and any amendments or supplements thereto. Merger Sub (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Merger Sub becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Merger Sub will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Merger Sub cannot comply with the state statute, Merger Sub will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “ blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction, to be designated by Merger Sub. Notice of Offer to Purchase for Cash All Outstanding Shares of Common Stock of CSS Industries, Inc. at $9.40 Net Per Share Pursuant to the Offer to Purchase, dated January 31, 2020 by TOM MERGER SUB INC., a direct wholly owned subsidiary of IG Design Group Americas, Inc., a direct and wholly owned subsidiary of IG Design Group Plc TOM MERGER SUB INC., a Delaware corporation (“Merger Sub”) and a direct wholly-owned subsidiary of IG Design Group Americas, Inc., a Georgia corporation (“Parent”) and an indirect wholly-owned subsidiary of IG Design Group Plc, a public limited company incorporated and registered in England and Wales (“IG Design”), is offering to purchase all shares of common stock of CSS Industries, Inc., a Delaware corporation (“CSS”), par value $0.10 per share (each, a “Share”), that are issued and outstanding, at a price of $9.40 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 31, 2020 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (which, collectively with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitute the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or similar expenses or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions. The purpose of the Offer is for IG Design, through Parent and Merger Sub, to acquire control of, and the entire equity interest in, CSS. Following the consummation of the Offer, Merger Sub intends to effect the Merger (as defined below). Consummation of the Offer is conditioned upon (i) there having been validly tendered in the Offer and not withdrawn on or before one minute after 11:59 P.M., Eastern Standard Time, on February 28, 2020 (such date, as it may be extended by Merger Sub from time to time in accordance with the Merger Agreement (as defined below), the “Expiration Time”), that number of Shares that would represent at least a 51% majority of Shares then outstanding (the “Minimum Condition”), (ii) no Company Material Adverse Effect (as defined in the Offer to Purchase) having occurred following the date of the Merger Agreement, (iii) IG Design having completed an equity financing for gross proceeds of approximately $154.8 million, or in the alternative having obtained sufficient debt financing (the “Finance Condition”), and (iv) the satisfaction of other customary conditions as described in Section 15—“Certain Conditions of the Offer” in the Offer to Purchase. For purposes of the Merger Agreement, including the Minimum Condition, Shares subject to notices of guaranteed delivery will not be considered to be validly tendered in the Offer until such Shares are actually delivered to the Depositary. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 20, 2020 (as it may be amended from time to time, the “Merger Agreement”), under which, as soon as practicable following consummation of the Offer and the satisfaction or waiver of certain conditions and without a stockholder vote to adopt the Merger Agreement or effect the Merger in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into CSS (the “Merger”) and CSS will be the surviving corporation (the “Surviving Corporation”) and an indirect, wholly-owned subsidiary of IG Design. As a result of the Merger, each Share outstanding immediately prior to the effective time of the Merger owned by CSS stockholders who are entitled to and who properly exercise appraisal rights under Section 262 of the DGCL with respect to such Share) will be cancelled and converted into the right to receive an amount of cash per Share equal to the Offer Price, without interest thereon and less any applicable withholding taxes (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The CSS board of directors, acting on the recommendation of a special committee of independent directors, unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the holders of the Shares, (ii) declared it advisable that the Company enter into the Merger Agreement, (iii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, (iv) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer, and (v) resolved to recommend to CSS’s common stockholders that they accept the Offer and tender their Shares pursuant to the Offer. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the “Commission”), Merger Sub reserves the right (but is not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. Merger Sub has agreed in the Merger Agreement that it will not, without the prior written consent of CSS, waive or modify certain conditions as described in Section 1 of the Offer to Purchase. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Commission, Merger Sub reserves the right to extend the Offer, as described in Section 1 of the Offer to Purchase. Any extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment, or termination of the Offer will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 A.M., Eastern Standard Time, on the next business day after the date of the previously scheduled Expiration Time. In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal (or a manually signed facsimile thereof ), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. For purposes of the Offer, Merger Sub will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not withdrawn prior to the Expiration Time if and when Merger Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Merger Sub and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares. Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares pursuant to the Offer are irrevocable. A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Time and, thereafter, unless and until Merger Sub has previously accepted them for payment, such Shares may also be withdrawn at any time after March 31, 2020, which is the 60th day after the commencement of the Offer. For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature (s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Merger Sub, in its sole and absolute discretion, which determination shall be final and binding on all parties, subject to the right of any such party, to the extent required by applicable law, to dispute such determination in a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of IG Design, Parent, Merger Sub or any of their respective affiliates or assigns, the Depositary, the Information Agent (as defined in the Offer to Purchase), CSS or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase at any time prior to the Expiration Time. The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. CSS has provided Merger Sub with CSS’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. The Offer to Purchase and related Letter of Transmittal and other related documents will be mailed to record holders of Shares whose names appear on CSS’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares. The receipt of cash by a U.S. holder of Shares in respect of a tender of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will each be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Holders of Shares are urged to consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them. See Section 5 of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. The Offer to Purchase and the related Letter of Transmittal and CSS’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Commission in connection with the Offer contain important information and each such document should be read carefully and in its entirety before any decision is made with respect to the Offer. Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks, trust companies or other nominees. Such copies will be furnished promptly at Merger Sub’s expense. Merger Sub will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or as otherwise described in Section 18 of the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Information Agent for the Offer is: 1407 Broadway New York, New York 10018 (212) 929-5500 or Call Toll Free (800) 322-2885 Email: tenderoffer@mackenziepartners.com January 31, 2020 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN STANDARD TIME, ON FEBRUARY 28, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.